EXHIBIT 99.1

FORM OF LETTER AGREEMENT OF EXEMPT PERSON

[tw telecom letterhead]

                  [Date]

[Addressee]
[Address]

Ladies and Gentlemen:

                       Reference is hereby made to the Rights Agreement, dated as of January 20, 2009 (the “Rights Agreement”), between tw telecom inc. and Wells Fargo Bank, N.A., as Rights Agent. Capitalized terms used without definition in this letter have the meanings set forth in the Rights Agreement.

                       You have requested a determination pursuant to the Rights Agreement that you will be an Exempt Person with respect to your acquisition of Beneficial Ownership of Common Shares on the terms set forth in Exhibit A hereto. The Board of Directors of the Company has determined that, subject to the condition set forth in the next paragraph, a Person will be an Exempt Person with respect to any acquisition of Beneficial Ownership of Common Shares if and to the extent that the Company in reliance upon its outside tax advisors determines that such acquisition will not result in (1) the creation of a “5-percent shareholder” of the Company (a “5-percent Stockholder”) within the meaning of Section 382, including Section 1.382-2T(g) of the Treasury Regulations, or any successor thereto, or (2) an increase in the ownership of Common Shares of any 5-percent Stockholder, determined in accordance with and under the provisions of Section 382 and the Treasury Regulations thereunder and compared to such 5-percent Stockholder’s lowest ownership of Common Shares since January 20, 2009, of one half of one percent (0.5%) or more of the outstanding Common Shares.

                       The Company in reliance on the analysis of its outside tax advisors has determined that your acquisition of Beneficial Ownership of Common Shares on the terms set forth in Exhibit A hereto meets the criteria set forth in the foregoing paragraph. Accordingly, pursuant to the Board of Directors’ determination as described in the foregoing paragraph, this will confirm that you (including your Affiliates and Associates) are an Exempt Person pursuant to the Rights Agreement with respect to your acquisition of Beneficial Ownership of Common Shares on the terms set forth in Exhibit A hereto. Please note that this determination does not apply to any acquisition of Beneficial Ownership of Common Shares by you on any terms other than as set forth in Exhibit A hereto (and any such acquisition on such other terms will be fully subject to the Rights Agreement unless a separate determination is made and the Company issues a separate letter confirming that you will be an Exempt Person with respect to such acquisition on such other terms). This confirmation letter is also conditioned on your agreement to provide the Company and its outside tax advisors with such information as they may reasonably request to confirm that any acquisition of Beneficial Ownership of Common Shares by you complies with the terms set forth in Exhibit A hereto.

                       Please acknowledge your agreement with the foregoing by signing in the space indicated below.

Very truly yours,

tw telecom inc.

By: _______________________________
Name:
Title:

Acknowledged and agreed as of the
date first written above:

[Addressee]

By: __________________________________
Name:
Title: